EXHIBIT 23.1 - CONSENT OF ACCOUNTANTS

M.S. Madhava Rao

316, 1st Cross, Gururaja Layout

7th Block, 4th Phase, BSK 3rd Stage

Bangalore 560085, India

September 15, 2021

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of PHI Group, Inc. of our report dated June 28, 2021 on our audit of the consolidated financial statements of PHI Group, Inc., as of June 30, 2020, and the results of its operations and cash flows for the fiscal year ended June 30, 2020, as filed in Form 10-K/A on June 30, 2021 and the quarterly report on Form 10-Q/A for the quarter ended March 31, 2021 as filed on September 8, 2021.

/s/ M.S. Madhava Rao
M.S. Madhava Rao
Bangalore, India